Exhibit 5.1

Brian P. Simon, Esq.
Law Offices of Brian P. Simon
10623 Eastbourne Avenue
Los Angeles, CA  90024

September 22, 2016

Via U.S. Mail
To the Board of Directors
ABCO Energy, Inc.
2100 North Wilmont
Tucson, AZ 85712

Re: Legal Opinion In Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ABCO Energy, Inc., a Nevada corporation (the "Company") in connection with the filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended, (the "Act") 25,000,000 shares of its common stock, par value $0.001 per share (the "Shares"), issuable under the ABCO Energy, Inc., 2015 Incentive  Stock Option and  Stock Plan (the "Plan"). This opinion is being furnished to the Company in connection with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and no opinions are expressed herein with regards to any matters, other than as expressly stated herein.

No attempt is made herein to provide an opinion with regards to the laws of any jurisdiction other than the State of Nevada and the laws of the United States of America. Moreover, we have not been prohibited or otherwise enjoined from practicing before the Securities and Exchange Commission ("SEC") or any other government of self-regulatory agency.

In connection with the opinion contained herein, we have reviewed applicable federal laws, rules and regulations, including, specifically, the Securities Act of 1933 and Securities Exchange Act of 1934 (the "Exchange Act"). Moreover, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, certificates or records provided to us by Issuer as we have deemed necessary or appropriate as bases for the opinion set forth herein; such documents, certificates and records being, to the best of our knowledge and belief, reliable. This includes, specifically, but not limited to, the Company's (a) Registration Statement on Form S-1, as amended, filed with the Commission on November 6, 2015; (b) the Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2015, (c) the Quarterly Reports on Form10-Q filed for the periods ended March 31, 2015 and June 30, 2015, and (d) 2015 Incentive Stock Option and Stock Plan.   In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent thereof in the name or on behalf of the holders and have been duly issued by the Company against payment thereof in the circumstances contemplated by the Plan, assuming in each case that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised within the requirements of prevailing law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons who consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours very truly,

/s/ Brian P. Simon

Brian P. Simon, Esq.